SOFTWARE LICENSE AGREEMENT

This Agreement is entered into effective as of June 30, 2004, between New Mexico Software, Inc. (“Vendor”) and Sun Healthcare Group, Inc. (“Customer”).

Vendor and Customer agree as follows:

1.  Software Product.

The term “Software Product” includes Vendor’s Roswell computer program and its related documentation, as updated by Vendor from time to time.  Vendor shall promptly provide Customer with all modifications, updates and revisions to the Software Product as they are developed.  Vendor owns all copyright, trade secret, patent and other proprietary rights in the Software Product.

2.  License.

a.  Authorized Use.  Vendor grants Customer and its subsidiaries a nonexclusive license to use the Software Product on a production server / cluster and in a test environment.   Customer may run one additional mirrored software at customer’s location from the primary hosted software at the Vendor’s location.

b.  Restrictions.  Customer may not: (1) distribute, rent, lease or sublicense to any third party all or any portion of the Software Product, except as set forth in Section 2.c. below; (2) modify or prepare derivative works of the Software Product; or (3) reverse engineer, decompile or disassemble the Software Product.  Customer agrees to keep confidential and use commercially reasonable efforts to prevent and protect the contents of the Software Product from unauthorized disclosure or use.

c.  Assignment.  Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by Vendor without the prior written consent of Customer. Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by Customer, except as follows:  (i) Customer may assign to a wholly-owned direct or indirect subsidiary of Customer, and (ii) Customer may assign to the purchaser of substantially all of the assets of Customer or its subsidiaries that are used in the operations for which the Software Product is utilized; provided, however, that in such events the assignee shall agree in writing to assume and accept the terms and conditions of this Agreement.  If Customer transfers the Software Product, Customer must transfer all computer programs and documentation and erase any copies residing on computer equipment.

3.   Limited Software Product Warranty.

a.  Warranty.  For 180 days from the date of shipment, Vendor warrants that the media (for example, diskette) on which the Software Product is contained will be free from defects in materials and workmanship.  This warranty does not cover damage caused by improper use or neglect.  Vendor does not warrant the contents of the Software Product or that it will be error free.   If Customer does not receive media that is free from defects in materials and workmanship during the 180-day warranty period, Customer will receive a refund for the amount paid for the Software Product returned.

b.  Virus.  Vendor warrants and represents that the Software Product shall be free of any computer virus or any other similar harmful, malicious or hidden programs or data, and Vendor shall indemnify and hold harmless Customer from (i) any costs or damages awarded against Customer in connection with any such virus, programs or data, and (ii) the cost of debugging any virus and cost of alternative processing while debugging is under way.

4.  Disclaimer of Warranty And Limitation of Remedies.

a.  Disclaimer.  THE WARRANTIES IN THIS AGREEMENT REPLACE ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  VENDOR DISCLAIMS AND EXCLUDES ALL OTHER WARRANTIES.  IN NO EVENT WILL VENDOR’S LIABILITY INCLUDE ANY SPECIAL OR INCIDENTAL DAMAGES.

b.  Limitation of Remedies.  Vendor’s entire liability and Customer’s exclusive remedies for Vendor’s liability of any kind (including liability for negligence but excluding liability for personal injury caused solely by Vendor’s negligence) for the Software Product covered by this Agreement are limited to the remedies specified by this Agreement.

5.  Termination.

The term of this Agreement shall be perpetual.  Customer may terminate this Agreement at any time upon 90 days prior written notice of termination. Vendor may terminate this Agreement upon 90 days prior written notice if Customer breaches paragraph 2.b. of this Agreement and fails to cure such beach within such time period.  Upon termination, Customer shall destroy the Software Product and erase all copies residing on computer equipment.

6.  General.

Vendor is responsible for installation of the Software Product.

7.  Payment.

Upon successful installation, Vendor shall invoice Customer $25,000 for the Software Product, and Customer shall pay Vendor within forty-five (45) days of Customer’s receipt of Vendor’s invoice.

8.  Escrow of Source Code.

a.  Delivery.  On a quarterly basis, Vendor will deliver an up-to-date, complete and comprehensive, and current copy of the source code on electronic media and existing source code documentation (“Escrow Materials”) for the Software Product licensed to Customer under this Agreement to DSI (Division of Iron Mountain) (“Escrow Agent”).  Such Escrow Materials shall be held in escrow upon the terms and conditions hereinafter provided. Customer is responsible for any payment to the Escrow Agent.

b.  Access to Source Code.  Upon the occurrence of any of the following events, and Customer’s notification to the Escrow Agent of such occurrence, the Escrow Agent shall immediately deliver to Customer and Customer shall be entitled to receive immediately the Escrow Materials:  (i) Vendor ceases doing business and its business is not continued by another corporation or entity who has agreed to assume Vendor’s obligations, (ii) Vendor files for or becomes a party to any involuntary bankruptcy, receivership or similar proceeding, and such involuntary proceeding is not dismissed within forty-five (45) calendar days after filing, (iii) Vendor makes an assignment for the benefit of creditors, (iv) Vendor fails or ceases to provide maintenance services for the Software Product under this Agreement or any other agreement between Vendor and Customer and such failure is not cured within ninety (90) days after written notice thereof from Customer to Vendor provided Customer is current with its financial obligations to the Vendor (unless such non-payment is stated in writing to be on account of a good faith dispute that is described by Customer in reasonable detail) and Customer has a written Scope of Work document from the Vendor detailing the modifications of the program indicating a timeline of service to be provided. In the event of a release of the source code to Customer, Customer shall have the right to use, copy, modify, maintain and enhance the Software Product, materials and source code.

9.  Miscellaneous

a.  Waiver.  No delay in exercising, no course of dealing with respect to, or no partial exercise of any right or remedy hereunder shall constitute a waiver of any other right or remedy, or future exercise thereof.

b.  Severability.  If any term or provision of this Agreement should be declared invalid by a court of competent jurisdiction, (i) the remaining terms and provisions of this Agreement shall be unimpaired, and (ii) the invalid term or provision shall be replaced by such valid term or provision as comes closest to the intention underlying the invalid term or provision.

c.  Notice.  Written notice by either party to the other shall be deemed to have been given when received via certified mail by the intended recipient thereof at its address shown on the first page hereof, or to such other address as such intended recipient may specify in a notice pursuant hereto.

d.  Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes in all respects all prior proposals, negotiations, conversations, discussions and agreements between the parties concerning the subject matter hereof, and may be modified or amended only in writing, signed by each of Vendor and Customer.

e.  Governing Law.  This Agreement shall be governed by the laws of the State of New Mexico.

f.  Arbitration.  Any unresolved disputes concerning this Agreement shall be submitted to arbitration in accordance with the then prevailing rules of the American Arbitration Association (i) before an arbitrator agreed upon by the parties or (ii) if the parties cannot agree upon an arbitrator within thirty (30) days, before three arbitrators selected pursuant to the rules of the American Arbitration Association.  The site of the arbitration shall be Albuquerque, New Mexico.  The arbitrator(s) may award attorneys’ fees and costs as part of the award.  The award of the arbitrator shall be binding and may be entered as a judgment in any court of competent jurisdiction.